UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2014

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Disposition of Dallas Cowboys Distribution Center
On July 8, 2010, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBSII 2500 Regent Boulevard, LLC (the “Owner”), acquired the rights to a ground lease related to a two-story distribution facility containing 400,123 rentable square feet (“Dallas Cowboys Distribution Center”). Dallas Cowboys Distribution Center is located at 2500 Regent Boulevard in Irving, Texas on approximately 21.2 acres of land.
On May 20, 2014, the Owner entered into a purchase and sale agreement and escrow instructions (the “Agreement”) for the sale of Dallas Cowboys Distribution Center to Invesco Advisers, Inc. (the “Purchaser”). Pursuant to the Agreement, the sale price for Dallas Cowboys Distribution Center is $22.3 million. As of May 20, 2014, the Company’s cost basis in Dallas Cowboys Distribution Center, which includes the initial purchase price plus acquisition fees and expenses, was $19.3 million.
There can be no assurance that the Company will complete the sale of Dallas Cowboys Distribution Center. The Purchaser would be obligated to purchase Dallas Cowboys Distribution Center only after satisfaction of agreed upon closing conditions. In some circumstances, if the Purchaser fails to complete the acquisition, it may forfeit up to $200,000 of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: May 30, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer